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                                                                Exhibit 5.1


                                  December 19, 1997



Printrak International Inc.
1250 N. Tustin Avenue
Anaheim, California  92807

    RE:  REGISTRATION STATEMENT ON FORM S-3
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Ladies and Gentlemen:

    At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement") being filed by Printrak International Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 279,899 shares of the Company's common stock, $0.0001 par value ("Common Stock") which were issued to the stockholders of TFP Inc. ("TFP") in connection with the acquisition of TFP (the "Selling Stockholders"). The shares of Common Stock may be offered for resale from time to time by and for the account of the Selling Stockholders of the Company as named in the Registration Statement.

    We have reviewed the corporate action of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

    Based on the foregoing, it is our opinion that 279,899 shares of Common Stock covered by the Registration Statement have been duly authorized and validly issued, and are fully paid and nonassessable.

    We consent to the use of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STRADLING, YOCCA, CARLSON & RAUTH

                                       /S/ STRADLING, YOCCA, CARLSON & RAUTH